UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)
OF THE SECURITIES EXCHANGE ACT OF 1934

August 23, 2017
Date of Report (Date of earliest event reported)

SINCLAIR BROADCAST GROUP, INC.
(Exact name of registrant)

Maryland	000-26076	52-1494660
(State of organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road
Hunt Valley, MD  21030
(Address of principal executive offices and zip code)

(410) 568-1500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2017, Sinclair Broadcast Group, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement with Christopher Ripley (the “New Ripley Agreement”). The New Ripley Agreement is effective as of January 1, 2017, the effective date of Mr. Ripley’s appointment as the President and Chief Executive Officer of the Company. The New Ripley Agreement supersedes the employment agreement entered into by Mr. Ripley and the Company on February 26, 2014.

Under the New Ripley Agreement, Mr. Ripley will be entitled to an initial annual base salary of $1,250,000, subject to annual increases as determined by the Company’s Compensation Committee. Mr. Ripley will also have the opportunity to earn an annual performance bonus at the discretion of the Compensation Committee, which may include a cash portion of up to 150% of his base salary for the applicable year. Bonuses paid pursuant to the preceding sentence are referred to herein as “Performance Bonuses.”

Provided his employment has not been earlier terminated and all conditions of the applicable plan have been satisfied and permit the same, each year, the Company, subject to final review and approval of the Compensation Committee, may pay to Mr. Ripley an additional performance bonus in the form of a combination of (i) under the Company’s Executive Performance Formula and Incentive Plan (“EPFIP”): shares of Class A common stock of the Company, cash, options to acquire shares of Class A common stock of the Company and/or stock appreciation rights, and/or (ii) under the Company’s 1996 Long Term Incentive Plan (“LTIP”): options to acquire shares of Class A common stock of the Company, shares of Class A common stock of the Company or stock appreciate rights. Such annual awards under the EPFIP may begin with fiscal year 2017. Beginning with fiscal year 2018, such annual awards may be under the EPFIP, the LTIP or both. Bonuses paid pursuant to this paragraph are referred to herein as “Section 8.1 Bonuses.”

The New Ripley Agreement provides that in the event his employment is terminated by the Company without cause or by Mr. Ripley for good reason (as such terms are defined therein), he would be entitled to a payment equal to the sum of (i) his annual base salary, (ii) the average of any cash portions of any Performance Bonuses paid to him for the two calendar years immediately preceding the termination date, and (iii) the value of his Section 8.1 Bonuses for the year immediately preceding the termination date.

In connection with the New Ripley Agreement, on August 29, 2017, the Company entered into a Stock Appreciation Right Agreement and a Restricted Stock Award Agreement (Performance-Based Vesting) with Mr. Ripley, pursuant to which Mr. Ripley will be granted, on February 28, 2018, $2,000,000 of stock-settled appreciation rights and $2,000,000 of restricted shares of the Company’s Class A common stock, respectively. Such restricted shares shall vest in equal portions on the first and second anniversaries of the grant date if Mr. Ripley remains in continuous service through such anniversaries and if the Company attains certain performance criteria for the period beginning on January 1, 2018 and ending on December 31, 2018; provided, that such restricted shares shall fully vest in the event Mr. Ripley’s employment is earlier terminated due to death or disability, by the Company without cause or by Mr. Ripley for good reason, as each such term is defined in his employment agreement, or following a change in control of the Company.

The Company anticipates filing the New Ripley Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2017.

On August 28, 2017, the Company entered into an Amended and Restated Employment Agreement with Lucy Rutishauser (the “New Rutishauser Agreement”). The New Rutishauser Agreement is effective as of January 1, 2017, the effective date of Ms. Rutishauser’s appointment as the Senior Vice President, Chief Financial Officer and Treasurer of the Company. The New Rutishauser Agreement supersedes the employment agreement entered into by Ms. Rutishauser and the Company on March 19, 2001.

Under the New Rutishauser Agreement, Ms. Rutishauser will be entitled to an initial annual base salary of

$800,000, subject to annual increases as determined by the Company’s Compensation Committee. Ms. Rutishauser will also have the opportunity to earn an annual discretionary bonus at the discretion of the Compensation Committee (“Discretionary Bonuses”).

Provided she is continuously employed by the Company from January 1, 2017 through the earliest to occur of either (i) December 8, 2023 (ii) a change in control of the Company or (iii) the termination of her employment due to death or disability, by the Company without cause or by her with good reason (as such terms are defined therein), Ms. Rutishauser will be entitled to a payment of $2,500,000 (the “Special Longevity Payment”) or a pro rata portion thereof in case of termination due to death or disability.

The New Rutishauser Agreement provides that in the event her employment is terminated by the Company without cause, by Ms. Rutishauser for good reason, or by the Company or Ms. Rutishauser within 12 months following a change in control of the Company (as such terms are defined therein), she would be entitled to a payment equal to the sum of (i) one month’s base salary for each full year of her continuous employment with the Company (measured from her original hire date of December 8, 1998) and (ii) the Special Longevity Payment if it has not previously been paid.

The Company anticipates filing the New Rutishauser Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

	By:	/s/ David R. Bochenek
	Name:	David R. Bochenek
	Title:	Senior Vice President / Chief Accounting Officer

Dated: August 29, 2017